Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Insulet Corporation 2017 Stock Option and Incentive Plan of our report dated February 29, 2016 (except for Notes 2 and 3, as to which the date is September 6, 2016), with respect to the consolidated financial statements and schedules of Insulet Corporation for the years ended December 31, 2015 and 2014 included in its Annual Report (Form 10-K) for 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 19, 2017